Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

ENANTA PHARMACEUTICALS, INC.

Enanta Pharmaceuticals, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware, does hereby certify as follows:

The current name of the Corporation is Enanta Pharmaceuticals, Inc. The Corporation was incorporated under the name NOVIRx, Inc. pursuant to an original Certificate of Incorporation filed with the Secretary of State of the State of Delaware on July 25, 1995. The Corporation’s most recent amended and restated Certificate of Incorporation, which includes the definition of a “Qualifying Public Offering”, was filed with the Secretary of State of the State of Delaware on March 25, 2013, and, immediately after the Corporation closed a Qualifying Public Offering, a Certificate of Retirement was filed with the Secretary of State of the State of Delaware on March 26, 2013.

The Restated Certificate of the Corporation as herein certified (the “Restated Certificate of Incorporation”) has been duly adopted in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware. The Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Corporation’s Certificate of Incorporation, as amended to date, and there is no discrepancy between those provisions and the provisions of the Restated Certificate of Incorporation.

Accordingly, the Certificate of Incorporation of the Corporation is hereby restated in its entirety to read as follows:

FIRST. The name of the Corporation is Enanta Pharmaceuticals, Inc.

SECOND. The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, State of Delaware. The name of its registered agent at such address is the Corporation Service Company.

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware and specifically, without limiting the generality of the foregoing, development of therapeutic compounds and technologies for developing therapeutic compounds.

FOURTH. The authorized capitalization of the Corporation is as follows:

Authorized Shares; Issuance

The total number of shares of all classes of stock which the Corporation has authority to issue is 104,999,989 shares, consisting of 100,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”), and 4,999,989 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”) of which 1,999,989 shares are designated as Series 1 Non-Convertible Preferred Stock, par value $0.01 per share (the “Series 1 Non-Convertible Preferred Stock”).

Subject to the provisions of this Restated Certificate of Incorporation and except as otherwise provided by law, the shares of stock of the Corporation, regardless of class, may be issued for such consideration and for such corporate purposes as the Board of Directors may from time to time determine.

Common Stock and Series 1 Non-Convertible Preferred Stock

The powers, preferences and rights, and the qualifications, limitations or restrictions thereof, in respect of the Series 1 Non-Convertible Preferred Stock and in respect of the Common Stock, shall be as follows:

Section 1. Liquidation Rights.

(a) Liquidation Payments.

(i) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of shares of the Series 1 Non-Convertible Preferred Stock shall be entitled to be paid first out of the assets of the Corporation (or, in the event a transaction is deemed to be a liquidation, dissolution or winding up pursuant to Section 1(c), out of the consideration paid to the holders of Series 1 Non-Convertible Preferred Stock) available for distribution to holders of the Corporation’s capital stock of all classes, a per share amount equal to $1.00 per share (which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, stock split, combination of shares, reclassification or other similar event with respect to the Series 1 Non-Convertible Preferred Stock).

No payment or distribution upon a liquidation, dissolution or winding up of the Corporation shall be made with respect to the Common Stock unless and until full payment has first been made to the holders of the Series 1 Non-Convertible Preferred Stock of the respective amounts they are entitled to receive under this Subsection 1(a)(i).

(ii) If upon any such liquidation, dissolution or winding up of the affairs of the Corporation the assets of the Corporation available for distribution to its stockholders shall be insufficient to permit the payment in full to the holders of the Series 1 Non-Convertible Preferred Stock of all amounts distributable to them under Subsection 1(a)(i), then the entire assets of the Corporation available for such distribution shall be distributed ratably among the holders of the Series 1 Non-Convertible Preferred Stock in proportion to the full preferential amount each such holder is entitled to receive under Subsection 1(a)(i).

(iii) After such payments shall have been made in full to the holders of the Series 1 Non-Convertible Preferred Stock under Subsection 1(a)(i) or funds necessary for such payments shall have been set aside by the Corporation in trust for the account of holders of Series 1 Non-Convertible Preferred Stock so as to be immediately available to such holders, the remaining assets available for distribution shall be distributed among the holders of the Common Stock, ratably in proportion to the number of shares of Common Stock then held by them.

(iv) The amounts payable with respect to shares of Series 1 Non-Convertible Preferred Stock under Subsection 1(a) are sometimes hereinafter referred to as “Liquidation Payments.”

(b) Distributions Other than Cash. Whenever the distributions provided for in this Section 1 shall be payable in property other than cash, the value of such distributions shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation, except that any securities to be distributed to the stockholders shall be valued as follows: (i) unless otherwise specified in a definitive agreement for the acquisition of the Corporation, if traded on a nationally recognized securities exchange or inter-dealer quotation system, the value of such securities shall be deemed to be the average of the closing prices of the securities on such exchange or system over the twenty-one (21) trading days (or all such trading days on which such securities have been traded if fewer than twenty-one (21) days) preceding the consummation of such liquidation, dissolution or winding up of the Corporation; (ii) if clause (i) does not apply but the securities are traded over-the-counter, then, unless otherwise specified in a definitive agreement for the acquisition of the Corporation, the value shall be deemed to be the average of the closing bid prices over the twenty-one (21) trading days (or all such trading days on which such securities have been traded if fewer than twenty-one (21) days) preceding the consummation of such liquidation, dissolution or winding up of the Corporation; and (iii) if there is no active public market, the value of such securities shall be the fair market value thereof, as determined in good faith by resolution of the Board of Directors of the Corporation. The method of valuation of securities subject to any restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in clauses (i), (ii) or (iii) of this Subsection 1 to reflect the approximate fair market value thereof, as determined in good faith by resolution of the Board of Directors of the Corporation; provided, however, that any cash, property, rights or securities placed in an escrow with respect to a Deemed Liquidation Event (as defined below) shall be deemed distributed without applying any discount to the value thereof due to its placement in escrow.

(c) Merger as Liquidation etc.

(i) (A) The merger or consolidation of the Corporation into or with another corporation (except an Excluded Merger, as defined below), (B) the sale of all or substantially all of the assets of the Corporation or (C) the sale, exchange or transfer by the Corporation’s stockholders, in a single transaction or series of related transactions, of capital stock representing a majority of the voting power at elections of directors of the Corporation (a “Stock Sale”) shall each be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation for purposes of this Section 1 (each of the foregoing events being a “Deemed Liquidation Event”): with respect to the Series 1 Non-Convertible Preferred Stock, unless, following an election to the contrary by the holders of a majority of the then outstanding shares of Series 1 Non-Convertible Preferred Stock, any such transaction is not deemed to be a liquidation, dissolution or winding up of the Corporation with respect to the Series 1 Non-Convertible Preferred Stock. Unless such election is made with respect to the Series 1 Non-Convertible Preferred Stock, any amounts received by the holders of such Series 1 Non-Convertible Preferred Stock as a result of such merger, consolidation or Stock Sale shall be deemed to be applied toward, and all consideration received by the Corporation in such asset sale together with all other available assets of the Corporation shall be distributed toward, the Liquidation Payments attributable to such shares of Series 1 Non-Convertible Preferred Stock.

(ii) An “Excluded Merger” shall mean a merger or consolidation in which the shares of the Corporation outstanding immediately prior to the closing of such merger or consolidation represent or are converted into shares of the surviving entity that represent at least eighty percent (80%) in voting power of the capital stock of the surviving or resulting corporation immediately after such merger or consolidation.

(d) Notice. Notice of any proposed liquidation, dissolution or winding up of the affairs of the Corporation (including any Deemed Liquidation Event under Subsection 1(c)), stating a payment date, the amount of the Liquidation Payments and the place where said Liquidation Payments shall be payable, shall be sent to the holders of record of the Series 1 Non-Convertible Preferred Stock not less than twenty (20) days prior to the payment date stated therein; provided, however, that the holders of two-thirds ( 2/3) of the outstanding shares of Series 1 Non-Convertible Preferred Stock, may waive the foregoing on behalf of all holders of Series 1 Non-Convertible Preferred Stock by executing a written document or documents specifically indicating such waiver.

Section 2. Restrictions.

(a) For the Benefit of the Series 1 Non-Convertible Preferred Stock. At any time when shares of Series 1 Non-Convertible Preferred Stock are outstanding, except where the vote of the holders of a greater number of shares of the Corporation is required by law or by this Restated Certificate of Incorporation, and in addition to any other vote required by law or this Restated Certificate of Incorporation, without first obtaining the affirmative vote or written consent of a majority of the then outstanding shares of the Series 1 Non-Convertible Preferred Stock, the Corporation will not:

(i) alter or change the rights, preferences or privileges of the Series 1 Non-Convertible Preferred Stock; or

(ii) increase the number of authorized shares of Series 1 Non-Convertible Preferred Stock, as the case may be;

provided, however, that only the vote of the holders of the Series 1 Non-Convertible Preferred Stock shall be required to approve the foregoing actions as they relate to the Series 1 Non-Convertible Preferred Stock.

Section 3. Voting Rights.

(a) Subject to the provisions of the General Corporation Law of the State of Delaware, each holder of one or more shares of Series 1 Non-Convertible Preferred Stock will not be entitled to receive notice of, to attend, or to vote at any meeting of stockholders of the Corporation. In any case in which the General Corporation Law of the State of Delaware requires that the holders of Series 1 Non-Convertible Preferred Stock be entitled to vote at any meeting of stockholders of the Corporation, such holders will be entitled to vote as a class, separately from any other class or series of the Corporation’s capital stock, and will be entitled to one vote for each share of Series 1 Non-Convertible Preferred Stock held of record as of the record date for such meeting.

(b) The holders of the Common Stock shall have voting rights at all meetings of stockholders, each such holder being entitled to one vote for each share thereof held by such holder, provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Restated Certificate of Incorporation (which, as used herein, shall mean the certificate of incorporation of the Corporation, as amended from time to time, including the terms of any certificate of designations of any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Restated Certificate of Incorporation. There shall be no cumulative voting.

The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of all shares of capital stock of the Corporation then outstanding and entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware that would otherwise require a vote of the holders of Common Stock as a separate class.

Section 4. Redemption.

(a) With the approval of the holders of a majority of the outstanding shares of Series 1 Non-Convertible Preferred Stock, the Corporation may call for redemption all outstanding shares of the Series 1 Non-Convertible Preferred Stock, and shall redeem such shares from the holders of Series 1 Non-Convertible Preferred Stock, at a redemption price per share (the “Series 1 Non-Convertible Preferred Stock Redemption Price”) in cash equal to $1.00 (which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, stock split, combination of shares, reclassification or other similar event with respect to the Series 1 Non-Convertible Preferred Stock).

(b) Written notice of redemption shall be sent by the Corporation to each holder of record of the Series 1 Non-Convertible Preferred Stock to be redeemed not less than thirty (30) days nor more than sixty (60) days prior to the redemption date set forth therein. Such notice shall (i) set forth (A) the date and place of redemption; (B) the number of shares to be redeemed, (C) the Series 1 Non-Convertible Preferred Stock Redemption Price and (ii) call upon such holder to surrender to the Corporation, in the manner and at the place designated, the certificate or certificates representing the shares to be redeemed (the “Redemption Notice”).

(c) On or before each designated redemption date, each holder of Series 1 Non-Convertible Preferred Stock to be redeemed shall surrender the certificate(s) representing such shares of Series 1 Non-Convertible Preferred Stock to be redeemed to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Series 1 Non-Convertible Preferred Stock Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate(s) as the owner thereof, and each surrendered certificate shall be canceled and retired. If less than all of the shares represented by such certificate are redeemed, then the Corporation shall promptly issue a new certificate representing the unredeemed shares.

(d) If the Redemption Notice shall have been duly given, and if on the applicable redemption date the Series 1 Non-Convertible Preferred Stock Redemption Price for each share of Series 1 Non-Convertible Preferred Stock to be redeemed is either paid or made available for payment through the deposit arrangements specified in Subsection 4(e) below, then notwithstanding that the certificates evidencing any of the shares of Series 1 Non-Convertible Preferred Stock so called for redemption shall not have been surrendered, such shares shall not thereafter be transferred on the Corporation’s books, such shares shall be deemed to be cancelled and no longer outstanding and the rights of all of the holders of such shares with respect to such shares shall terminate after the redemption date, except only the right of the holders to receive the applicable Series 1 Non-Convertible Preferred Stock Redemption Price without interest upon surrender of their certificate(s) for each share therefor.

(e) On or prior to a redemption date, the Corporation may, at its option, deposit with a bank or trust company in the Commonwealth of Massachusetts having a capital and surplus of at least one hundred million dollars ($100,000,000), as a trust fund, a sum equal to the aggregate Series 1 Non-Convertible Preferred Stock Redemption Price for all shares of Series 1 Non-Convertible Preferred Stock called for redemption on such redemption date and not yet redeemed, with irrevocable instructions and authority to the bank or trust company to pay, on or after the redemption date in accordance with the foregoing provisions of this Section 4, the Series 1 Non-Convertible Preferred Stock Redemption Price to the respective holders upon the surrender of their share certificates. From and after the date of such deposit (although prior to such redemption date), the shares so called for redemption shall be redeemed. The deposit shall constitute full payment of the shares to their holders, and from and after the applicable redemption date as to which such deposit was made, the shares shall be deemed to be no longer outstanding and the holders thereof shall cease to be stockholders with respect to such shares and shall have no rights with respect thereto except the right to receive from the bank or trust company payment of the Series 1 Non-Convertible Preferred Stock Redemption Price of the shares, without interest, upon surrender of their certificates therefor. Any interest accrued on any funds so deposited shall be the property of, and paid to, the Corporation. Any funds so deposited and unclaimed at the end of one (1) year from the redemption date shall be released or repaid to the Corporation, after which time the holders of shares of Series 1 Non-Convertible Preferred Stock called for redemption who have not claimed such funds shall be entitled to receive payment of the Series 1 Non-Convertible Preferred Stock Redemption Price only from the Corporation.

Section 5. No Reissuance of Preferred Stock. No shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue; provided, however, that the foregoing shall apply solely to shares of Series 1 Non-Convertible Preferred Stock.

Section 6. Undesignated Preferred Stock.

(a) Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation as hereinafter provided. Any shares of Preferred Stock that may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law.

(b) Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designations relating thereto in accordance with the General Corporation Law of the State of Delaware, to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the General Corporation Law of the State of Delaware. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law.

(c) The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the voting power of the capital stock of the Corporation entitled to vote thereon, voting as a single class, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

Section 7. Residual Rights. All preferences, voting powers, relative, participating, optional or other special rights and privileges, and qualifications limitations, or restrictions of the Common Stock are expressly made subject to those set forth herein with respect to any shares of Preferred Stock.

Section 8. Notices. All notices required or permitted to be sent pursuant to this Article FOURTH shall be deemed sufficient if contained in a written instrument and delivered in person or duly sent by fax with confirmation of receipt or DHL, Federal Express or other recognized express domestic or international courier service, addressed to the intended recipient at the recipient’s address as it appears on the books of the Corporation.

FIFTH. The Corporation is to have perpetual existence. Except as otherwise provided herein, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Restated Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

SIXTH. In furtherance and not in limitation of the powers conferred upon it by the General Corporation Law of the State of Delaware, and subject to the terms of any series of Preferred Stock, the Board of Directors shall have the power to adopt, amend, alter or repeal the By-laws of the Corporation by the affirmative vote of a majority of the directors present at any regular or special meeting of the Board of Directors at which a quorum is present. The stockholders may not adopt, amend, alter or repeal the By-laws of the Corporation, or adopt any provision inconsistent therewith, unless such action is approved, in addition to any other vote required by this Restated Certificate of Incorporation, by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the votes that all the stockholders would be entitled to cast in an election of directors or class of directors. Notwithstanding any other provisions of law, this Restated Certificate of Incorporation or the By-laws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the votes that all the stockholders would be entitled to cast in an election of directors or class of directors shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article SIXTH.

SEVENTH. Except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the General Corporation Law of the State of Delaware is amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware as so amended.

EIGHTH. The Corporation shall provide indemnification as follows:

Section 1. Actions, Suits and Proceedings Other than by or in the Right of the Corporation. The Corporation shall indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), liabilities, losses, judgments, fines, excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974, and amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner that

Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner that Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Section 2. Actions or Suits by or in the Right of the Corporation. The Corporation shall indemnify any Indemnitee who was or is a party to or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that Indemnitee is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner that Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made under this Section 2 in respect of any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to the Corporation, unless, and only to the extent, that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such expenses (including attorneys’ fees) that the Court of Chancery of Delaware or such other court shall deem proper.

Section 3. Indemnification for Expenses of Successful Party. Notwithstanding any other provisions of this Article EIGHTH, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article EIGHTH, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, Indemnitee shall be indemnified against all expenses (including attorneys’ fees) actually and reasonably incurred by or on behalf of Indemnitee in connection therewith. Without limiting the foregoing, Indemnitee shall be considered for the purposes hereof to have been wholly successful with respect to any action, suit or proceeding, or in defense of any claim, issue or matter therein or any appeal therefrom, that is disposed of, on the merits or otherwise (including a disposition without prejudice), without (1) the disposition being adverse to Indemnitee, (2) an adjudication that Indemnitee was liable to the Corporation, (3) a plea of guilty or nolo contendere by Indemnitee, (4) an adjudication that Indemnitee did not act in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and (5) with respect to any criminal proceeding, an adjudication that Indemnitee had reasonable cause to believe his or her conduct was unlawful.

Section 4. Notification and Defense of Claim. As a condition precedent to an Indemnitee’s right to be indemnified, such Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving such Indemnitee for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to Indemnitee. After notice from the Corporation to Indemnitee of its election so to assume such defense, the Corporation shall not be liable to Indemnitee for any legal or other expenses subsequently incurred by Indemnitee in connection with such action, suit, proceeding or investigation, other than as provided below in this Section 4. Indemnitee shall have the right to employ his or her own counsel in connection with such action, suit, proceeding or investigation, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of Indemnitee unless (1) the employment of counsel by Indemnitee has been authorized by the Corporation, (2) counsel to Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and Indemnitee in the conduct of the defense of such action, suit, proceeding or investigation or (3) the Corporation shall not in fact have employed counsel to assume the defense of such action, suit, proceeding or investigation, in each of which cases the fees and expenses of counsel for Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Article EIGHTH. The Corporation shall not be entitled, without the consent of Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for Indemnitee shall have reasonably made the conclusion provided for in clause (2) above. The Corporation shall not be required to indemnify Indemnitee under this Article EIGHTH for any amounts paid in settlement of any action, suit, proceeding or investigation effected without its written consent. The Corporation shall not settle any action, suit, proceeding or investigation in any manner that would impose any penalty or limitation on Indemnitee without Indemnitee’s written consent. Neither the Corporation nor Indemnitee will unreasonably withhold or delay its consent to any proposed settlement.

Section 5. Advancement of Expenses. Subject to the provisions of Section 6 of this Article EIGHTH, in the event of any threatened or pending action, suit, proceeding or investigation of which the Corporation receives notice under this Article EIGHTH, any expenses (including attorneys’ fees) incurred by or on behalf of Indemnitee in defending an action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter; provided, however, that the payment of such expenses incurred by or on behalf of Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined by final judicial decision from which there is no further right to appeal that Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article EIGHTH; and provided further that no such advancement of expenses shall be made under this Article EIGHTH if it is determined (in the manner described in Section 6) that (1) Indemnitee did not act in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation, or (2) with respect to any criminal action or proceeding, Indemnitee had reasonable cause to believe his or her conduct was unlawful. Such undertaking shall be accepted without reference to the financial ability of Indemnitee to make such repayment.

Section 6. Procedure for Indemnification and Advancement of Expenses. In order to obtain indemnification or advancement of expenses pursuant to Section 1, 2, 3 or 5 of this Article EIGHTH, an Indemnitee shall submit to the Corporation a written request. Any such advancement of expenses shall be made promptly, and in any event within 60 days after receipt by the Corporation of the written request of Indemnitee, unless (1) the Corporation has assumed the defense pursuant to Section 4 of this Article EIGHTH (and none of the circumstances described in Section 4 of this Article EIGHTH that would nonetheless entitle the Indemnitee to indemnification for the fees and expenses of separate counsel have occurred) or (2) the Corporation determines within such 60-day period that Indemnitee did not meet the applicable standard of conduct set forth in Section 1, 2 or 5 of this Article EIGHTH, as the case may be. Any such indemnification, unless ordered by a court, shall be made with respect to requests under Section 1 or 2 only as authorized in the specific case upon a determination by the Corporation that the indemnification of Indemnitee is proper because Indemnitee has met the applicable standard of conduct set forth in Section 1 or 2, as the case may be. Such determination shall be made in each instance (a) by a majority vote of the directors of the Corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question (“disinterested directors”), whether or not a quorum, (b) by a committee of disinterested directors designated by majority vote of disinterested directors, whether or not a quorum, (c) if there are no disinterested directors, or if the disinterested directors so direct, by independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to the Corporation) in a written opinion, or (d) by the stockholders of the Corporation.

Section 7. Remedies. The right to indemnification or advancement of expenses as granted by this Article EIGHTH shall be enforceable by Indemnitee in any court of competent jurisdiction. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to Section 6 of this Article EIGHTH that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct. In any suit brought by Indemnitee to enforce a right to indemnification, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall have the burden of proving that Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article EIGHTH. Indemnitee’s expenses (including attorneys’ fees) reasonably incurred in connection with successfully establishing Indemnitee’s right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation. Notwithstanding the foregoing, in any suit brought by Indemnitee to enforce a right to indemnification hereunder it shall be a defense that the Indemnitee has not met any applicable standard for indemnification set forth in the General Corporation Law of the State of Delaware.

Section 8. Limitations. Notwithstanding anything to the contrary in this Article EIGHTH, except as set forth in Section 7 of this Article EIGHTH, the Corporation shall not indemnify an Indemnitee pursuant to this Article EIGHTH in connection with a proceeding (or part thereof) initiated by such Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation. Notwithstanding anything to the contrary in this Article EIGHTH, the Corporation shall not indemnify an Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the Corporation makes any indemnification payments to an Indemnitee and such Indemnitee is subsequently reimbursed from the proceeds of insurance, such Indemnitee shall promptly refund indemnification payments to the Corporation to the extent of such insurance reimbursement.

Section 9. Subsequent Amendment. No amendment, termination or repeal of this Article EIGHTH or of the relevant provisions of the General Corporation Law of the State of Delaware or any other applicable laws shall adversely affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

Section 10. Other Rights. The indemnification and advancement of expenses provided by this Article EIGHTH shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or disinterested directors or otherwise, both as to action in Indemnitee’s official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of Indemnitee. Nothing contained in this Article EIGHTH shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article EIGHTH. In addition, the Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article EIGHTH.

Section 11. Partial Indemnification. If an Indemnitee is entitled under any provision of this Article EIGHTH to indemnification by the Corporation for some or a portion of the expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974) or amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify Indemnitee for the portion of such expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974) or amounts paid in settlement to which Indemnitee is entitled.

Section 12. Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

Section 13. Savings Clause. If this Article EIGHTH or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974) and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article EIGHTH that shall not have been invalidated and to the fullest extent permitted by applicable law.

Section 14. Definitions. Terms used herein and defined in Section 145(h) and Section 145(i) of the General Corporation Law of the State of Delaware shall have the respective meanings assigned to such terms in such Section 145(h) and Section 145(i).

NINTH. This Article NINTH is inserted for the management of the business and for the conduct of the affairs of the Corporation; provided, however, that Sections 3 through 10 of this Article NINTH shall only be effective upon the closing of a Qualifying Public Offering.

Section 1. General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 2. Number of Directors; Election of Directors. Subject to the rights of holders of any series of Preferred Stock to elect directors, the number of directors of the Corporation shall be established by the Board of Directors. Election of directors need not be by written ballot, except as and to the extent provided in the By-laws of the Corporation.

Section 3. Classes of Directors. Subject to the rights of holders of any series of Preferred Stock to elect directors, the Board of Directors shall be and is divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The Board of Directors is authorized to assign members of the Board of Directors already in office to Class I, Class II or Class III at the time such classification becomes effective.

Section 4. Terms of Office. Subject to the rights of holders of any series of Preferred Stock to elect directors, each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting of stockholders at which such director was elected; provided that each director initially assigned to Class I shall serve for a term expiring at the Corporation’s first annual meeting of stockholders held after the effectiveness of this Restated Certificate of Incorporation; each director initially assigned to Class II shall serve for a term expiring at the Corporation’s second annual meeting of stockholders held after the effectiveness of this Restated Certificate of Incorporation; and each director initially assigned to Class III shall serve for a term expiring at the Corporation’s third annual meeting of stockholders held after the effectiveness of this Restated Certificate of Incorporation; provided further, that the term of each director shall continue until the election and qualification of his or her successor and be subject to his or her earlier death, resignation or removal.

Section 5. Quorum. The greater of (a) a majority of the directors at any time in office and (b) one-third of the number of directors fixed pursuant to Section 2 of this Article NINTH shall constitute a quorum of the Board of Directors. If at any meeting of the Board of

Directors there shall be less than such a quorum, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present.

Section 6. Action at Meeting. Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board of Directors unless a greater number is required by law or by this Restated Certificate of Incorporation.

Section 7. Removal. Subject to the rights of holders of any series of Preferred Stock, directors of the Corporation may be removed only for cause and only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the votes that all the stockholders would be entitled to cast in an election of directors or class of directors.

Section 8. Vacancies. Subject to the rights of holders of any series of Preferred Stock, any vacancies or newly-created directorships in the Board of Directors, however occurring, shall be filled only by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director and shall not be filled by the stockholders. A director elected to fill a vacancy or to fill a position resulting from a newly-created directorship shall hold office until the next election of the class for which such director shall have been chosen, subject to the election and qualification of a successor and to such director’s earlier death, resignation or removal.

Section 9. Stockholder Nominations and Introduction of Business, Etc. Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the By-laws of the Corporation.

Section 10. Amendments to Article. Notwithstanding any other provisions of law, this Restated Certificate of Incorporation or the By-laws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the votes that all the stockholders would be entitled to cast in an election of directors or class of directors shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article NINTH.

TENTH. Stockholders of the Corporation may not take any action by written consent in lieu of a meeting. Notwithstanding any other provisions of law, this Restated Certificate of Incorporation or the By-laws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the votes that all the stockholders would be entitled to cast in an election of directors or class of directors shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article TENTH.

ELEVENTH. Special meetings of stockholders for any purpose or purposes may be called at any time by the Board of Directors, the Chairman of the Board or the Chief Executive Officer, but such special meetings may not be called by any other person or persons. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting. Notwithstanding any other provisions of law, this Restated Certificate of Incorporation or the By-laws of the Corporation, and notwithstanding the fact that a lesser percentage maybe specified by law, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the votes that all the stockholders would be entitled to cast in an election of directors or class of directors shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article ELEVENTH.”

[Signature Page Follows]

IN WITNESS WHEREOF, this Restated Certificate of Incorporation, which restates and integrates the certificate of incorporation of the Corporation, and which has been duly adopted in accordance with Section 245 of the General Corporation Law of the State of Delaware, has been executed by its duly authorized officer on March 26, 2013.

ENANTA PHARMACEUTICALS, INC.

By:	/s/ Jay R. Luly
	Name:	Jay R. Luly
	Title:	President and Chief Executive Officer